Exhibit 3.32

State of Indiana
Office of the Secretary of State

ARTICLES OF INCORPORATION

of

BAYSIDE INDIANA HEALTHCARE ASSOCIATES, INC.

        I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that Articles of Incorporation of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

        NOW, THEREFORE, with this document I certify that said transaction will become effective Thursday, February 24, 2000.

[SEAL]	In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, February 24, 2000.
SUE ANNE GILROY, SECRETARY OF STATE

ARTICLES OF INCORPORATION
OF
BAYSIDE INDIANA HEALTHCARE ASSOCIATES, INC.

        The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Indiana Business Corporation Law.

        FIRST: The corporate name for the corporation (hereinafter called the "corporation") is Bayside Indiana Healthcare Associates, Inc.

        SECOND: The number of shares the corporation is authorized to issue is 1,000, all of which are without par value, are of the same class, and are common shares.

        THIRD: The street address of the initial registered office of the corporation in the State of Indiana is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204. The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

        FOURTH: The name and address of the incorporator is Stuart D. Logan, Esq., Dykema Gossett PLLC, 1577 N. Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304-2820.

        FIFTH: The purposes for which the corporation is organized are to engage in any lawful business.

        SIXTH: The corporation shall, to the fullest extent permitted by the provisions of the Indiana Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        SEVENTH: The duration of the corporation shall be perpetual.

        Signed on this 23rd day of February, 2000.

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator

        The undersigned agent named in the foregoing document hereby consents to its appointment as such registered agent.

Corporation Service Company
By